Federated
                             -----------------------
                             DEPARTMENT STORES, INC.

                                                  Contacts:
                                                    Media - Mary Ann Shannon
News Release                                                513-579-7292

                                                 Investor - Susan Robinson
                                                            513-579-7780


FOR IMMEDIATE RELEASE

                    FEDERATED PRICES CONVERTIBLE NOTE OFFERING


     CINCINNATI, OHIO, SEPTEMBER 22, 1995 - Federated Department Stores, Inc. announced today that it has entered into an agreement providing for an underwritten public offering by the Company of $350 million aggregate principal amount (including the exercise of the underwriters' over-allotment option) of 5 percent Convertible Subordinated Notes due 2003.

     The Notes will initially be offered to the public at a price equal to 100 percent of the principal amount thereof, and will be convertible into 29.2547 shares of Common Stock per $1,000 of Notes (equivalent to a conversion price of approximately $34.18 per share), subject to adjustment in certain circumstances.

     Goldman, Sachs & Co. and CS First Boston are the managers of the underwriting.

     The net proceeds of the offering are expected to be used for general corporate purposes, which may include refinancings and expenditures associated with the Company's pending acquisition of Broadway Stores, Inc.

     The Notes will be offered only by means of a written prospectus. Copies of such prospectus may be obtained from Goldman, Sachs & Co., 85 Broad Street, New York, New York 10004 or CS First Boston Corporation, Park Avenue Plaza,
55 East 52nd Street, New York, New York 10055.

     Federated, with corporate offices in Cincinnati and New York, is one of the nation's leading department store retailers, with annual sales of more than $14 billion. Federated currently operates 358 department stores and more than 100 specialty and clearance stores in 35 states under the names of Bloomingdale's, The Bon Marche, Bullock's, Burdines, Goldsmith's, Jordan Marsh, Lazarus, Macy's, Rich's and Stern's, as well as Aeropostale, Charter Club, and Macy's Close Out.

                                    # # #

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  Bloomingdale's  The Bon Marche  Bullock's           Aeropostale  Charter Club
Burdines  Goldsmith's  Jordan Marsh  Lazarus               Macy's Close-Out
         Macy's  Rich's  Stern's                        Bloomingdale's By Mail